Exhibit No. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-51219, 333-108994 and 333-208408 of The Procter & Gamble Company on Form S-8 of our report dated September 21, 2018, relating to the financial statements of The Procter & Gamble Ireland Employees Share Ownership Plan (1998), appearing in this Annual Report on Form 11-K of The Procter & Gamble Ireland Employees Share Ownership Plan (1998) for the year ended June 30, 2018.

/s/Deloitte LLP
DELOITTE LLP

Reading, United Kingdom
September 21, 2018